BECKMAN INSTRUMENTS, INC.



                   OPTION GAIN DEFERRAL PROGRAM

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                         TABLE OF CONTENTS

                                                               Page

ARTICLE I   PURPOSE AND AUTHORIZED SHARES. . . . . . . . . . . .  1
     1.1.   PURPOSES . . . . . . . . . . . . . . . . . . . . . .  1
     1.2.   SHARES AVAILABLE . . . . . . . . . . . . . . . . . .  1
     1.3.   RELATIONSHIP TO PLANS. . . . . . . . . . . . . . . .  1

ARTICLE II  DEFINITIONS. . . . . . . . . . . . . . . . . . . . .  2

ARTICLE III    PARTICIPATION . . . . . . . . . . . . . . . . . .  6
     3.1.   GENERAL PARTICIPATION REQUIREMENTS . . . . . . . . .  6
     3.2.   MANNER AND TIMING OF ELECTION. . . . . . . . . . . .  6
     3.3.   ABILITY TO REVOKE ELECTION.. . . . . . . . . . . . .  6
     3.4.   APPROVAL BY COMMITTEE. . . . . . . . . . . . . . . .  6
     3.5.   EXECUTION OF ALTERNATIVE EXERCISE AGREEMENT BY
            THE COMPANY. . . . . . . . . . . . . . . . . . . . .  6

ASARTICLE IVALTERNATIVE EXERCISE OF OPTIONS. . . . . . . . . . .  7
     4.1.   FORM OF AGREEMENT. . . . . . . . . . . . . . . . . .  7
     4.2.   LIMITED ABILITY TO EXERCISE OPTION . . . . . . . . .  7
     4.3.   TERMINATION OF ALTERNATIVE EXERCISE AGREEMENTS . . .  7
     4.4.   OTHER TERMS OF ALTERNATIVE EXERCISE AGREEMENTS . . .  7

ARTICLE V   STOCK UNIT ACCOUNTS. . . . . . . . . . . . . . . . .  8
     5.1.   CREDITING OF STOCK UNITS . . . . . . . . . . . . . .  8
     5.2.   DIVIDEND EQUIVALENT CREDITS TO STOCK UNIT
            ACCOUNTS . . . . . . . . . . . . . . . . . . . . . .  8
     5.3.   VESTING. . . . . . . . . . . . . . . . . . . . . . .  8
     5.4.   DISTRIBUTION OF BENEFITS . . . . . . . . . . . . . .  8
     5.5.   ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK.. . .  9
     5.6.   COMPANY'S RIGHT TO WITHHOLD. . . . . . . . . . . . . 10

ARTICLE VI  ADMINISTRATION . . . . . . . . . . . . . . . . . . . 11
     6.1.   THE ADMINISTRATOR. . . . . . . . . . . . . . . . . . 11
     6.2.   COMMITTEE ACTION . . . . . . . . . . . . . . . . . . 11
     6.3.   RIGHTS AND DUTIES. . . . . . . . . . . . . . . . . . 11
     6.4.   INDEMNITY AND LIABILITY. . . . . . . . . . . . . . . 12
     6.5.   CLAIMS PROCEDURE . . . . . . . . . . . . . . . . . . 12

ARTICLE VII    PROGRAM CHANGES AND TERMINATION . . . . . . . . . 14
     7.1.   AMENDMENTS . . . . . . . . . . . . . . . . . . . . . 14
     7.2.   TERM . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE VIII   MISCELLANEOUS . . . . . . . . . . . . . . . . . . 15
     8.1.   LIMITATION ON PARTICIPANT'S RIGHTS . . . . . . . . . 15
     8.2.   BENEFICIARY DESIGNATION. . . . . . . . . . . . . . . 15
     8.3    PAYMENTS TO MINORS OR PERSONS UNDER INCAPACITY . . . 16
     8.4.   STOCK UNITS AND OTHER BENEFITS NOT ASSIGNABLE;
            OBLIGATIONS BINDING UPON SUCCESSORS. . . . . . . . . 16
     8.5.   EMPLOYMENT TAXES . . . . . . . . . . . . . . . . . . 16
     8.6.   GOVERNING LAW; SEVERABILITY. . . . . . . . . . . . . 16
     8.7.   COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . 16
     8.8.   PROGRAM CONSTRUCTION . . . . . . . . . . . . . . . . 17
     8.9.   HEADINGS NOT PART OF PROGRAM . . . . . . . . . . . . 17

EXHIBIT A   ALTERNATIVE EXERCISE AGREEMENT . . . . . . . . . . .A-1

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BECKMAN INSTRUMENTS, INC.

OPTION GAIN DEFERRAL PROGRAM



ARTICLE I
PURPOSE AND AUTHORIZED SHARES

     1.1.    PURPOSES

         The purpose of this Program is to enhance the ability of Eligible Persons to meet the guidelines established by the Company for certain of its officers with respect to their ownership of Shares and, in general, to promote the ownership and retention of Shares. Another purpose of this Program is to enable Eligible Persons to defer compensation that would otherwise be realized upon exercise of a Qualifying Option and to ultimately receive the deferred compensation in the form of Shares.

     1.2.    SHARES AVAILABLE

         The number of Shares that may be issued under the 1988 Plan as part of this Program is limited to the aggregate number of Shares that were the subject of the Qualifying Options that are exercised pursuant to Article IV in exchange for the crediting of Stock Units under this Program. If the number of Shares payable under this Program would exceed the limit described in the preceding sentence because of the accumulation of Stock Units in respect of Dividend Equivalents, such excess Shares shall be issued under the 1990 Plan or, if insufficient Shares remain under the 1998 Plan, under other authority of the Board, or, in absence of such other authority, may be paid (in the sole discretion of the Committee) in cash. Shares not exceeding the number of Already-Owned Shares used under this Program may be used in respect of Dividend Equivalents on the applicable Stock Unit Account, but may not be used for other awards under the Plans.

     1.3.    RELATIONSHIP TO PLANS

         This Program constitutes a deferred compensation plan providing alternative settlements under and as contemplated by the 1988 Plan in respect of options granted thereunder. This Program also contemplates the grant of Stock Units under and as contemplated by the 1990 Plan. This Program and all rights under it are provided under and shall be subject to and construed consistently with the other terms of the 1988 Plan or the 1990 Plan, as the case may be, except as the context otherwise requires.

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ARTICLE II
DEFINITIONS

     Whenever the following terms are used in this Program they shall have the meaning specified below unless the context clearly indicates to the contrary:

     "ALREADY-OWNED SHARES" shall mean Shares owned by an Eligible Person; provided, however, that Shares acquired by an Eligible Person from the Company under an option or other employee benefit plan maintained by the Company or otherwise must be held by the Eligible Person for at least six months in order to qualify as Already-Owned Shares.

     "ALTERNATIVE EXERCISE" shall mean the exercise of all or a portion of a Qualifying Option using Already-Owned Shares in exchange for a combination of Shares and Stock Units under this Program.

     "ALTERNATIVE EXERCISE AGREEMENT" shall mean an agreement entered into between the Company and an Eligible Person in accordance with Article IV of this Program pursuant to which the Eligible Person elects to defer that portion of the proceeds of the exercise of the Qualifying Option equal to the spread in the form of Stock Units.

     "BENEFICIARY" or "BENEFICIARIES" shall mean the person, persons, trust or trusts (or similar entity), personal representative, or other fiduciary, last designated in writing by a Participant in accordance with the provisions of Section 8.2 to receive the benefits specified hereunder in the event of the Participant's death. If there is no valid Beneficiary designation in effect that complies with the provisions of Section 8.2, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary or Beneficiaries shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.

     "BOARD" shall mean the Board of Directors of the Company.

     "CHANGE IN CONTROL EVENT" shall mean any of the following:

     (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
             Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the "seller") owns 20% or more of Company voting securities if such ownership is only a transitory step in a reorganization whereby the Company purchases the assets of the seller for Company voting securities and the seller liquidates shortly thereafter.

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be deemed to be a member of the Incumbent Board of the Company;

     (c) The stockholders of the Company approve a merger or consolidation with any other corporation, other than

             (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 80% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation,

             (2) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 20% or more of the combined voting power of the Company's then outstanding voting securities; or

     (d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. Notwithstanding the preceding sentence, no Change in Control Event shall be deemed to have occurred if the "person" described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 20% or more of the combined voting power of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMMON STOCK" shall mean the Common Stock of the Company, subject to adjustment pursuant to Section 5.5 of this Program and
Section 3(b) of the 1990 Plan and Section 3 of the 1988 Plan, as the case may be.

     "COMMITTEE" shall mean the Board or a Committee of the Board acting in accordance with Article VI.

     "COMMITTEE MEETING DATE" shall mean the first meeting of the Committee held in 1998.

     "COMPANY" shall mean Beckman Instruments, Inc., a Delaware corporation, and its successors and assigns.

     "CONVERSION DATE" shall mean the date that the Eligible Person exercises all or a portion of a Qualifying Option in accordance with the Alternative Exercise procedures under this Program.

     "DISTRIBUTION SUBACCOUNT" shall mean any subaccount established and maintained under a Participant's Stock Unit Account to separately account for Stock Units which are subject to different distribution elections made by the Participant.

     "DIVIDEND EQUIVALENT" shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of Shares equal to the number of Stock Units credited to a Participant's Stock Unit Account as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Stock Units to the Stock Unit Account of the Participant, as provided in Section 5.2.

     "EFFECTIVE DATE" shall mean December 15, 1997.

     "ELIGIBLE PERSON" shall mean any officer or key employee of the Company or a Subsidiary who is categorized by the Company as salary grade nine or above.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     "FAIR MARKET VALUE" shall mean on any date the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal securities exchange or market on which the Common Stock is so listed, admitted to trade, or quoted on such date, or, if there is no trading of (or no available closing price of) the Common Stock on such date, then the closing price of the Common Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares. If the Common Stock is not so listed, admitted or quoted, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for purposes of this Program.

     "INTEREST RATE" shall mean the rate (quoted as an annual rate) that is 120% of the federal long-term rate for compounding on a quarterly basis, determined and published by the Secretary of the United States Department of Treasury under Section 1274(d) of the Code, for the month in which the interest is credited.

     "1988 PLAN" shall mean the Company's Incentive Compensation
Plan, as amended (including amendments dated October 26, 1988 and March 28, 1989).

     "1990 PLAN" shall mean the Company's Incentive Compensation
Plan of 1990, as amended.

     "PARTICIPANT" shall mean any person who has Stock Units credited to a Stock Unit Account under this Program.

     "PLANS" shall mean the 1988 Plan and the 1990 Plan.

     "PROGRAM" shall mean this Beckman Instruments, Inc. Option
Gain Deferral Program, as it may be amended from time to time.

     "QUALIFYING OPTION" shall mean a nonqualified stock option granted under the 1988 Plan that will expire, by its terms, no earlier than the later of August 5, 1998 or the six-month anniversary of the Committee Meeting Date.

     "SHARE" shall mean a share of Common Stock.

     "STOCK UNIT" or "UNIT" shall mean a non-voting unit of measurement which is deemed solely for bookkeeping purposes to be equivalent to one outstanding Share (subject to Section 5.5) solely for purposes of this Program.

     "STOCK UNIT ACCOUNT" shall mean the bookkeeping account maintained by the Company on behalf of each Participant which is credited with Stock Units in accordance with Section 5.1(a) and Dividend Equivalents thereon in accordance with Section 5.2.

     "SUBSIDIARY" shall mean any corporation or other entity a majority or more of the outstanding voting stock or voting power of which is beneficially owned directly or indirectly by the Company.

ARTICLE III
PARTICIPATION

     3.1.    GENERAL PARTICIPATION REQUIREMENTS.

     An Eligible Person may elect to exercise all or a portion of a Qualifying Option under and subject to the Alternative Exercise provisions set forth herein and to receive a credit of Stock Units under this Program, provided that the Committee approves such election and the Company enters into an Alternative Exercise Agreement with the Eligible Person, in accordance with the terms of this Program.

     3.2.    MANNER AND TIMING OF ELECTION.

     An election to participate in this Program must be made by the Eligible Person by completing and executing a form of Alternative Exercise Agreement which meets the requirements of Article IV and submitting such form to the Committee after the Effective Date but on or before the day immediately preceding the Committee Meeting Date.

     3.3.    ABILITY TO REVOKE ELECTION.

     An Eligible Person may revoke such an election by written notice to the Committee, signed by the Eligible Person; provided that the notice of revocation is received by the Committee on or before the day immediately preceding the Committee Meeting Date and provided that the notice of revocation states with specificity the election to which it relates. Subject to Section 3.4, an election will become irrevocable on the Committee Meeting Date.

     3.4.    APPROVAL BY COMMITTEE.

     On the Committee Meeting Date, the Committee shall determine, in its sole discretion, those valid and timely filed elections that will be approved under this Program. The Committee may, in its sole discretion and for any reason whatsoever, decide that any number of elections shall not be approved. Any election which is not approved shall have no force or effect.

     3.5.    EXECUTION OF ALTERNATIVE EXERCISE AGREEMENT BY THE
             COMPANY.

     Immediately following the Committee's review of and decisions regarding the Eligible Persons' elections, the Company, acting through any of its officers, shall execute the Alternative Exercise Agreement form for each election by an Eligible Person which is approved by the Committee and deliver a copy of such fully executed Alternative Exercise Agreement to that Eligible Person. Each such fully executed Alternative Exercise Agreement shall thereupon be an effective, binding contract with respect to both parties.

ARTICLE IV
ALTERNATIVE EXERCISE OF OPTIONS

     4.1.    FORM OF AGREEMENT.

     Each Alternative Exercise Agreement shall be in the form attached hereto as Exhibit A or any other form approved by the Committee. Each Alternative Exercise Agreement shall specify the portion of the Qualifying Option or Qualifying Options that the Eligible Person elects to exercise under this Program and shall provide that (a) the Eligible Person will exercise all or the specified portion of such Qualifying Option(s) by paying the exercise price with Already-Owned Shares having an aggregate Fair Market Value equal to the exercise price for the number of shares with respect to which the Qualifying Option is exercised and (b), upon exercise, the Company will (i) deliver to the Eligible Person the same number of Shares used by the Eligible Employee to pay the exercise price of the Qualifying Option and (ii), in lieu of the remainder of the shares which would otherwise be delivered to the Eligible Person (the "Gain Shares"), credit to a Stock Unit Account established for the Eligible Person Stock Units equal in number to the number of Gain Shares.

     4.2.    LIMITED ABILITY TO EXERCISE OPTION.

     Any Qualifying Option (or portion thereof) which is subject to an Alternative Exercise Agreement may not be exercised at all during the six-month period following the date the Committee approves the Participant's Alternative Exercise election.

     4.3.    TERMINATION OF ALTERNATIVE EXERCISE AGREEMENTS.

     If, prior to the end of the six-month period described in
Section 4.2, (a) an Eligible Person's employment with the Company (including any Subsidiary) is terminated or (b), unless the Committee otherwise provides, a Change in Control Event occurs, the Eligible Person's Alternative Exercise Agreement shall terminate and the related Qualifying Option may be exercised for actual Shares in accordance with the terms of the Qualifying Option without regard to the Alternative Exercise Agreement.

     4.4.    OTHER TERMS OF ALTERNATIVE EXERCISE AGREEMENTS.

     No Alternative Exercise Agreement shall have the effect of extending the term or otherwise changing the terms of any Qualifying Option (except as expressly contemplated hereby in respect of the consequences of exercise). No Alternative Exercise Agreement may be amended or terminated except as specifically provided herein.

ARTICLE V
STOCK UNIT ACCOUNTS

     5.1.    CREDITING OF STOCK UNITS.

     (a)     CREDITING OF STOCK UNITS.  As of the applicable
Conversion Date, an Eligible Person's Stock Unit Account shall be credited with the number of Stock Units attributable to the Gain
Shares, as described in Section 4.1.

     (b) DISTRIBUTION SUBACCOUNTS. The Committee shall establish separate Distribution Subaccounts under a Participant's
Stock Unit Account as necessary to separately account for Stock
Units that are subject to different distribution elections made by the Participant.

     (c) LIMITATIONS ON RIGHTS ASSOCIATED WITH UNITS. A Participant's Stock Unit Account shall be a memorandum account on the books of the Company. The Units credited to a Participant's Stock Unit Account shall be used solely as a device for the determination of the number of Shares to be eventually distributed to such Participant in accordance with this Program. The Units shall not be treated as property or as a trust fund of any kind.
No Participant shall be entitled to any voting or other stockholder rights with respect to Units granted or credited under this Program. The number of Units credited (and the Shares to which the Participant is entitled under this Program) shall be subject to adjustment in accordance with Section 5.5 of this Program and
Section 3(b) of the 1990 Plan or Section 3 of the 1988 Plan, as the case may be.

     5.2.    DIVIDEND EQUIVALENT CREDITS TO STOCK UNIT ACCOUNTS.

     As of any applicable dividend or distribution payment date, a Participant's Stock Unit Account shall be credited with additional Units in an amount equal to the amount of the Dividend Equivalents divided by the Fair Market Value of a Share as of the applicable dividend payment date. If the limit on the number of Shares available under this Program in respect of Dividend Equivalents is reached, the Company may in its discretion credit or settle such amounts in cash.

     5.3.    VESTING.

     All Units (including Stock Units credited as Dividend
Equivalents) credited to a Participant's Stock Unit Account shall be at all times fully vested.

     5.4.    DISTRIBUTION OF BENEFITS.

     (a) TIME AND MANNER OF DISTRIBUTION. A Participant shall be entitled to receive a distribution of Shares in an amount equal to the number of Units credited to his or her Stock Unit Account at such time as elected by the Participant and set forth in the Participant's Alternative Exercise Agreement. A Participant may elect any of the distribution commencement dates set forth in the form of Alternative Exercise Agreement approved by the Committee.

     (b)     EFFECT OF CHANGE IN CONTROL EVENT. Notwithstanding
Section 5.4(a) and unless the Committee provides in advance that no such acceleration shall occur in connection with a specific Change in Control Event, then upon the occurrence of a Change in Control Event, Shares equal in number to the Stock Units then credited to the Participant's Stock Unit Account shall be distributed immediately in a lump sum to the Participant.

     (c) EFFECT OF DEATH OR DISABILITY. Notwithstanding Section 5.4(a), if a Participant dies or becomes disabled (as determined by the Committee), then Shares equal in number to the Stock Units then credited to the Participant's Stock Unit Account shall be distributed immediately in a lump sum to the Participant or, in the case of death, the Participant's Beneficiary.

     (d)     FORM OF DISTRIBUTION.  Stock Units credited to a
Participant's Stock Unit Account shall be distributed in a lump sum in an equivalent whole number of Shares. Fractional share interests shall be disregarded, but, in the Committee's discretion, may be accumulated and paid in cash.

     (e) SECTION 162(m) LIMITATION. Notwithstanding the foregoing, if the Committee determines in good faith that there is a reasonable likelihood that any benefits paid to a Participant for a taxable year of the Company would not be deductible by the Company or a Subsidiary solely by reason of the limitation under Code Section 162(m), then to the extent reasonably deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Program is deductible, the Committee may defer all or any portion of a distribution under this Plan. The amounts so deferred shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Code Section 162(m).

     5.5.    ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK.

     (a) If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Common Stock (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited) shall be made in the number and type of Shares or other securities, property and/or rights contemplated hereunder and of rights in respect of Units and Stock Unit Accounts credited under this Program so as to preserve the benefits intended. The provisions of Section 3(b) of the 1990 Plan and Section 3 of the 1988 Plan also shall apply to the related Stock Units granted under the Plans in accordance with this Program.

     (b) If the event results in any rights of stockholders to receive cash (other than cash dividends and cash distributions), a corresponding amount of cash shall be credited to each Participant's Stock Unit Account (or, if applicable, the appropriate Distribution Subaccount of the Participant's Stock Unit Account) as of the date that cash is paid in respect of outstanding Shares. As of the last day of each calendar quarter, the Participant's Stock Unit Account shall be credited with earnings on the cash balance credited to such Stock Unit Account as of the last day of the preceding quarter or, if later, the date of such event, at a rate (on an annualized basis) equal to the Interest Rate. The amount of cash credited to a Participant's Stock Unit Account shall be distributed in cash at such time (or times) and in such manner as otherwise provided under this Program and/or the applicable election made by the Participant in accordance with the terms of this Program.

     5.6.    COMPANY'S RIGHT TO WITHHOLD.

     The Company (including its Subsidiaries) may satisfy any state or federal tax withholding obligation arising upon a distribution of Shares and any cash with respect to a Participant's Stock Unit Account by reducing the number of Shares or cash otherwise deliverable to the Participant. The appropriate number of Shares required to satisfy such tax withholding obligation in the case of Stock Units will be based on the Fair Market Value of a Share on the day prior to the date of distribution. If the Company (including its Subsidiaries), for any reason, elects not to (or cannot) satisfy the withholding obligation in accordance with the preceding sentence, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (including its Subsidiaries) may be required to withhold with respect to the benefits hereunder, before any such benefits are paid.

ARTICLE VI
ADMINISTRATION

     6.1.    THE ADMINISTRATOR.

     The Committee hereunder shall consist of (i) the Organization and Compensation Committee of the Board, or (ii) such other committee of the Board, each participating member of which is a Non-Employee Director (as defined in Rule 16b-3 promulgated under the Exchange Act) and each member of which is an "outside director" for purposes of Section 162(m) of the Code, as may hereafter be approved by the Board to serve as administrator of this Program. Any member of the Committee may resign by delivering a written resignation to the Board. Members of the Committee shall not receive any additional compensation for administration of this Program.

     6.2.    COMMITTEE ACTION.

     Action of the Committee with respect to the administration of this Program shall be taken pursuant to a majority vote or by unanimous written consent of its members. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant in this Program.

     6.3.    RIGHTS AND DUTIES.

     (a) Subject to the limitations of this Program, the Committee shall be charged with the general administration of this Program and the responsibility for carrying out its provisions, and shall have powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

         (1)     To construe and interpret this Program;

         (2) To resolve any questions concerning the amount of benefits payable to a Participant;

         (3) To make all other determinations required by this Program, including adjustments under Section 5.5.;

         (4) To maintain all the necessary records for the administration of this
     Program and provide statements of Stock Unit Accounts to Participants on an annual or more frequent basis;

         (5) To make and publish forms, rules and procedures for the administration of this Program; and

         (6)     To administer the claims procedures set forth in
     Section 6.5 for presentation of claims by Participants and Beneficiaries for benefits under this Program, including consideration of such claims, review of claim denials and issuance of a decision on review.

     (b) The Committee shall have full discretion to construe and interpret the terms and provisions of this Program (but not to increase amounts payable hereunder) and to resolve any disputed question or controversy, which interpretation or construction or resolution, including decisions with respect to adjustments under
Section 5.5, shall be final and binding on all parties, including but not limited to the Company and any Eligible Person, Participant or Beneficiary, except as otherwise required by law. The Committee shall administer such terms and provisions in a nondiscriminatory manner and in full accordance with any and all laws applicable to the Program. In performing its duties, the Committee shall be entitled to rely on information, opinions, reports or statements prepared or presented by: (i) officers or employees of the Company whom the Committee believes to be reliable and competent as to such matters; and (ii) counsel (who may be employees of the Company), independent accountants and other persons as to matters which the Committee believes to be within such persons' professional or expert competence. The Committee shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons. The Committee may delegate ministerial, bookkeeping and other non-discretionary functions to individuals who are officers or employees of the Company.

     6.4.    INDEMNITY AND LIABILITY.

     All expenses of the Committee shall be paid by the Company and the Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for any act or omission of any other member of the Committee nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. To the extent permitted by law, the Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence, as determined by the Board.

     6.5.    CLAIMS PROCEDURE

     (a) The Committee shall notify Participants and, where appropriate, Beneficiaries of their right to claim benefits under these claims procedures, shall make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claims should be filed.

     (b) The Committee shall act upon claims as required and communicate a decision to the claimant promptly and, in any event, not later than 90 days after the claim is received by the Committee, unless special circumstances require an extension of time for processing the claim. If an extension is required, notice of the extension shall be furnished to the claimant prior to the end of the initial 90-day period, which notice shall indicate the reasons for the extension and the expected decision date. The extension shall not exceed 90 days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the preceding three sentences. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of this Program on which denial is based, (iii) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (iv) an explanation of the procedure for further review of the denial of the claim under the Program.

     (c) The claimant or his or her duly authorized representa-tive shall have 60 days after receipt of denial of his or her claim to request a review of such denial, the right to review all pertinent documents and the right to submit issues and comments in writing. Upon receipt of a request for a review of the denial of a benefit claim, the Committee shall undertake a full and fair review of the denial.

     (d) The Committee shall issue a decision not later than 60 days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of this Program on which the decision is based.

ARTICLE VII
PROGRAM CHANGES AND TERMINATION

     7.1.    AMENDMENTS.

     The Board shall have the right to amend this Program in whole or in part from time to time or may at any time suspend or terminate this Program; provided, however, that no amendment or termination shall cancel or otherwise adversely affect in any way, without his or her written consent, any Participant's rights with respect to Stock Units and Dividend Equivalents (and any cash credited pursuant to Section 5.5(b)) credited to his or her Stock Unit Account.

     Subject to applicable law and consistent with the intent expressed herein, the Committee shall have the right to amend this Program and the form of Alternative Exercise Agreement attached hereto in such manner as it may deem advisable to expand the scope of this Program to cover nonqualified stock options granted under other stock or incentive plans approved by the Board and to establish the time for filing Alternative Exercise Agreements with respect thereto.

     Any amendments authorized hereby shall be stated in an instrument in writing, and all Eligible Persons shall be bound thereby upon receipt of notice thereof. Adjustments pursuant to
Section 5.5 hereof, Section 3(b) of the 1990 Plan or Section 3 of the 1988 Plan shall not be deemed amendments to this Program, the Stock Unit Accounts or the rights of Participants.

     7.2.    TERM.

     It is the current expectation of the Company that this Program shall be continued indefinitely, but continuance of this Program is not assumed as a contractual obligation of the Company. In the event that the Board decides to discontinue or terminate this Program, it shall notify the Committee and Participants in this Program of its action in writing, and this Program shall be terminated at the time therein set forth. All Participants shall be bound thereby. In such event, the then credited benefits of a Participant shall be distributed at the time(s) and in the manner elected and provided under Section 5.4, subject to Sections 5.2 and 5.5.

ARTICLE VIII
MISCELLANEOUS

     8.1.    LIMITATION ON PARTICIPANT'S RIGHTS.

     Participation in this Program shall not give any person the right to continued employment or service or any rights or interests other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Program. This Program creates no fiduciary duty to Participants and shall create only a contractual obligation on the part of the Company as to such amounts; the Program shall not be construed as creating a trust. The Program, in and of itself, has no assets. Participants shall have rights no greater than the right to receive the Common Stock (and any cash as expressly provided herein) or the value thereof as a general unsecured creditor in respect of their Stock Unit Accounts.

     8.2.    BENEFICIARY DESIGNATION.

     Upon forms provided by and subject to conditions imposed by the Company, each Participant may designate in writing the Beneficiary or Beneficiaries whom such Participant desires to receive any Shares or amounts payable under this Program after his or her death. A Participant may from time to time change his or her designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation with the Committee. However, if a married Participant wishes to designate a person other than his or her spouse as Beneficiary, such designation shall be consented to in writing by the spouse, which consent shall acknowledge the effect of the designation. The Participant may change any election designating a Beneficiary or Beneficiaries without any requirement of further spousal consent if the spouse's consent so provides. Notwithstanding the foregoing, spousal consent shall be unnecessary if it is established (to the satisfaction of the Committee or a Committee representative) that there is no spouse or that the required consent cannot be obtained because the spouse cannot be located. The Company and the Committee may rely on the Participant's designation of a Beneficiary or Beneficiaries last filed in accordance with the terms of this Program. Upon the dissolution of marriage of a Participant, any designation of the Participant's former spouse as a Beneficiary shall be treated as though the Participant's former spouse had predeceased the Participant, unless (a) the Participant executes another Beneficiary designation that complies with this
Section 8.2 and that clearly names such former spouse as a Beneficiary, or (b) a court order is presented to the Company that requires the former spouse be maintained as the Beneficiary. In any case where the Participant's former spouse is treated under the Participant's Beneficiary designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from the Plan as a Beneficiary of the Participant except as provided otherwise in the Participant's Beneficiary designation.

     8.3     PAYMENTS TO MINORS OR PERSONS UNDER INCAPACITY.

     If any amount is payable under this Program to a minor, payment shall not be made to the minor, but instead shall be paid
(i) to that person's then living parent(s) to act as custodian,
(ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

     8.4.    STOCK UNITS AND OTHER BENEFITS NOT ASSIGNABLE;
             OBLIGATIONS BINDING UPON SUCCESSORS.

     Stock Units and other benefits of a Participant under this Program shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Program, or any interest therein, other than by operation of law or pursuant to Section 8.2, shall not be permitted or recognized. Obligations of the Company under this Program shall be binding upon successors of the Company.

     8.5.    EMPLOYMENT TAXES.

     The Company (including its Subsidiaries) may satisfy any state or federal employment tax withholding obligation arising from an Alternative Exercise of a Qualifying Option under the Program by deducting such amount from any amount of compensation payable to the Participant. Alternatively, the Company (including its Subsidiaries) may require the Participant to deliver to it the amount of any such withholding obligation as a condition to the Alternative Exercise of the Qualifying Option.

     8.6.    GOVERNING LAW; SEVERABILITY.

     The validity of this Program or any of its provisions shall be construed, administered and governed in all respects under and by the laws of the State of California. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

     8.7.    COMPLIANCE WITH LAWS.

     This Program and the offer, issuance and delivery of Shares and/or the payment in shares through the deferral of compensation under this Program are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Program shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

     8.8.    PROGRAM CONSTRUCTION.

     It is the intent of the Company that transactions pursuant to this Program satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") so that to the extent elections are timely made, the crediting of Stock Units and the distribution of Shares with respect to Stock Units under this Program will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

     8.9.    HEADINGS NOT PART OF PROGRAM.

     Headings and subheadings in this Program are inserted for reference only and are not to be considered in the construction of the provisions hereof.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Program on this _____ day of ______________, 1997.


                                      BECKMAN INSTRUMENTS, INC.



                                      By: _______________________________

                                      Its: ______________________________

                                                      EXHIBIT A

                     BECKMAN INSTRUMENTS, INC.
                   OPTION GAIN DEFERRAL PROGRAM
                  ALTERNATIVE EXERCISE AGREEMENT


         THIS ALTERNATIVE EXERCISE AGREEMENT ("AGREEMENT") is entered into as of this [4th day of February, 1998] by and between BECKMAN INSTRUMENTS, INC., a Delaware corporation (the "Company"), and __________________________ (the "Employee").

         In consideration of the services rendered and to be rendered by the Employee, and other valued consideration, the receipt of which is hereby acknowledged, the Company and the Employee agree as follows:

         1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Company's Option Gain Deferral Program (the "Program").

         2. Alternative Exercise of a Qualifying Option(s). This Agreement applies to the following nonqualified stock option which was granted under the Company's 1988 Plan and which, by its terms, will expire no sooner than August 5, 1998 (the "Option"):

                Total Number of Shares      Number of Shares
                Originally Subject to       Subject to this Alternative
 Grant Date     Option                      Exercise Agreement

 ___________    _________________           ________________________


The Employee hereby irrevocably agrees to not exercise the Option or, if applicable, the portion of the Option subject to this Agreement before [August 5, 1998]; provided, however, that this Agreement shall terminate (and the Employee may exercise the Option) in the event that, prior to [August 5, 1998], the Employee's employment with the Company is terminated or, unless the Committee provides otherwise, a Change in Control Event occurs.
The Employee further irrevocably agrees that if he/she desires to exercise the Option or, if applicable, that portion of the Option subject to this Agreement, on or after [August 5, 1998], the Employee shall do so on forms authorized by the Committee, and shall pay the exercise price of the Option using, through a method approved by the Committee, Already-Owned Shares to the Company as provided in Section 4.1 of the Program.

         3. Award of Stock Units. The Company hereby agrees to award Stock Units in accordance with Article IV and Sections 5.1 and 5.2 of the Program upon and in respect of the Alternative
Exercise of the Option.

         4. Timing and Manner of Distribution of Stock Units. Subject to any changes imposed by or allowed under the provisions of Section 5.4 or 5.5 of the Program, the Employee hereby further irrevocably elects to receive the distribution in Shares of his or her Stock Units credited under the Program pursuant to this Agreement, subject to and in accordance with the Program and the choice checked and initialed by the Employee below (check applicable box and initial on corresponding line):


     /__/   ________
     A single lump sum deliverable on the first day of January of the year which is _____ [specify a number not less than 3 nor more than 10] full years after the year in which the Option is exercised; or

     /__/   ________
     A single lump sum deliverable on the first day of the first month beginning at least 10 business days after the date of the Employee's termination of employment with the Company and its Subsidiaries;

     /__/   ________
     A single lump sum deliverable on the earlier of (a) the first day of January of the year which is _____ [specify a number not less than 3 nor more than 10] full years after the year in which the Option is exercised or (b) the first day of the first month beginning at least 10 business days after the date of the Employee's termination of employment with the Company and its Subsidiaries; or

     /__/   ________
     A single lump sum deliverable on the later of (a) the first day of January of the year which is ________ [specify a number not less than 3 nor more than 10] full years after the year in which the Option is exercised or (b) the first day of the first month beginning at least 10 business days after the date of the Employee's termination of employment with the Company and its Subsidiaries.


THE EMPLOYEE UNDERSTANDS THAT THIS ELECTION IS IRREVOCABLE (EXCEPT AS EXPRESSLY PROVIDED IN THE PROGRAM), AND THAT THE PROGRAM AND THE PLANS PROVIDE FOR ADJUSTMENTS AND/OR ACCELERATION OF THE TIME OF PAYOUT IN CERTAIN CIRCUMSTANCES AND MAY BE TERMINATED PROSPECTIVELY BY THE BOARD.

If any specified payment date is not a business day, the applicable date will be the next business day thereafter. Delivery of certificates representing the Shares and any cash representing a fractional share interest and/or Dividend Equivalents will be made on or as soon as administratively practicable after the specified delivery date(s). Delivery of certificates will be made to the Employee's last known address of record unless the Company is otherwise instructed in writing.

          5. General Terms. The exercise of the Option, the award of Stock Units, the distribution of benefits under the Plans and in accordance with the Program and this Agreement are subject to, and the Company and the Employee agree to be bound by, the provisions of the Program and applicable provisions of the Plans, incorporated herein by this reference. The Employee acknowledges receiving a copy of the Program and each applicable Plans and understanding their applicable provisions. The Employee acknowledges receiving a copy of the Prospectus Supplement relating to the Program and understanding its contents. The Employee consents to the effects on the Employee's rights under the Option(s) that result by reason of the provisions hereof. Provisions of the Plans or the Program that grant further discretionary authority to the Company, the Board or the Committee shall not create any rights in the Employee, unless such rights are expressly set forth herein or expressly applied to this Agreement by subsequent action of the Board or the Committee.

          6. Effect of Agreement. This Agreement shall only be effective with respect to the Alternative Exercise of the Option or the portion of the Option described in Section 2 above. The Employee and the Company must enter into a separate Alternative Exercise Agreement in order to provide for the Alternative Exercise of any portion of the Option not subject to this Agreement or other Qualifying Options held by the Employee.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written above.


                               EMPLOYEE


                               _______________________________
                               Signature


                               _______________________________
                               Print Name


                               _______________________________
                               Address


                               _______________________________
                               City, State, Zip Code


                               _______________________________
                               Social Security Number


                               BECKMAN INSTRUMENTS, INC.
                               "Company"


                               By: ___________________________

                               Title: ________________________

                         CONSENT OF SPOUSE


          In consideration of the execution of the foregoing Alternative Exercise Agreement, I, _________________, the spouse of the Employee therein named, do hereby join with my spouse in executing the agreement and do hereby (a) agree to be bound by all of the terms and provisions thereof, and of the Beckman Instruments, Inc. Option Gain Deferral Program and of the applicable provisions of the 1988 Plan and the 1990 Plan, and (b) consent to each change in the Employee's rights under the Options that results by reason of the provisions hereof.



DATED:  _______________, 19____.      ____________________________
                                      Signature of Spouse